Exhibit (h)(5)
FORM OF SHAREHOLDER SERVICES AGREEMENT

SHAREHOLDER SERVICES AGREEMENT dated this 1st day of December, 2013 by and between INVESTORS CASH TRUST, a Massachusetts business trust (the “Fund”), and DWS INVESTMENTS DISTRIBUTORS, INC., a Delaware corporation (“DIDI”).

In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.  The Fund hereby appoints DIDI to provide information and administrative services for the benefit of the Fund and shareholders of the class of shares of the series set forth in Appendix I attached hereto (each such class is referred to herein as a “Class”).  In this regard, DIDI shall appoint various broker-dealer firms and other service or administrative firms (“Firms”) to provide related services and facilities for investors in the Class (“investors”).  The Firms shall provide such office space and equipment, telephone facilities, personnel or other services as may be necessary or beneficial for providing information and services to investors in the Class.  Such services and assistance may include, but are not limited to, establishing and maintaining accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Fund and its special features, providing assistance to investors in changing dividend and investment options, account designations and addresses, and such other administrative services as the Fund or DIDI may reasonably request.  Firms may include affiliates of DIDI.  DIDI may also provide some of the above services for the Fund directly.

DIDI accepts such appointment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided.  DIDI shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.  DIDI, by separate agreement with the Fund, may also serve the Fund in other capacities.  The services of DIDI to the Fund under this Agreement are not to be deemed exclusive, and DIDI shall be free to render similar services or other services to others.  In carrying out its duties and responsibilities hereunder, DIDI will appoint various Firms to provide administrative and other services described herein directly to or for the benefit of investors in the Class.  Such Firms shall at all times be deemed to be independent contractors retained by DIDI and not the Fund.  DIDI and not the Fund will be responsible for the payment of compensation to such Firms for such services.

2.  For the services and facilities described in Section 1, the Fund will pay to DIDI, as an expense of the Class, at the end of each calendar month an annual rate as set forth in Appendix I based on the average daily net assets of the Class.  The fee will be calculated separately for each Class as an expense of such Class.  For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

The net asset value for the Class shall be calculated in accordance with the provisions of the Fund’s current prospectus. On each day when net asset value is not calculated, the net asset value of a share of the Class shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

3.  The Fund shall assume and pay all charges and expenses of its operations not specifically assumed or otherwise to be provided by DIDI under this Agreement.

4.  This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by DIDI on sixty (60) days’ written notice to the other party.  Termination of this Agreement shall not affect the right of DIDI to receive payments on any unpaid balance of the compensation described in Section
2 hereof earned prior to such termination.

5.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

6.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

8.  All parties hereto are expressly put on notice of the Fund’s Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of The Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein.  This Agreement has been executed by and on behalf of the Fund by its representatives as such representatives and not individually, and the obligations of the Fund thereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding upon only the assets and property of the Fund.  With respect to any claim by DIDI for recovery of that portion of the administrative services fees (or any other liability of the Fund arising hereunder) related to a particular series and class of the Fund, whether in accordance with the express terms hereof or otherwise, DIDI shall have recourse solely against the assets of such series and class to satisfy such claim and shall have no recourse against the assets of any other series and class of the Fund for such purpose.

9.  This Agreement shall be construed in accordance with applicable federal law and with the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Fund and DIDI have caused this Agreement to be executed as of the day and year first above written.

INVESTORS CASH TRUST

By:          ______________________________
Name:
Title:

DWS INVESTMENTS DISTRIBUTORS, INC.

By:          _______________________________
Name:
Title:

DWS INVESTMENTS DISTRIBUTORS, INC.

By:          ________________________________
Name:
Title:

APPENDIX I

INVESTORS CASH TRUST

FEE SCHEDULE FOR SHAREHOLDER SERVICES AGREEMENT

Pursuant to Section 2 of the Shareholder Services Agreement between Investors Cash Trust (the “Fund”) and DWS Investments Distributors, Inc. (“DIDI”), the Fund and DIDI agree that the administrative service fee will be computed as follows:

For DWS Variable NAV Money Fund:  “Institutional Shares”:

Maximum Authorized Non-Rule 12b-1 Fee:	0.05%

INVESTORS CASH TRUST	DWS INVESTMENTS DISTRIBUTORS, INC.
By: __________________________	By: ____________________
Name:	Name:
Title:	Title:

DWS INVESTMENTS DISTRIBUTORS, INC.
By: ____________________
Name:
Title:

Dated:  December 1, 2013

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